Exhibit 3.3

Articles of Incorporation

For

1847432 ALBERTA ULC

Share Structure:	THE ANNEXED SCHEDULE “A” IS INCORPORATED INTO AND FORMS PART OF THESE ARTICLES.
Share Transfers Restrictions:	NO SHARES OF THE CORPORATION SHALL BE TRANSFERRED WITHOUT THE EXPRESS CONSENT OF A MAJORITY OF THE DIRECTORS, TO BE SIGNIFIED BY A RESOLUTION OF THE BOARD OF DIRECTORS.
Number of Directors:
Min Number of Directors:	1
Max Number of Directors:	10
Business Restricted To:	N/A
Business Restricted From:	N/A
Other Provisions:	THE ANNEXED SCHEDULE “B” IS INCORPORATED INTO AND FORMS PART OF THESE ARTICLES.

Registration Authorized By: CAROLIEN J ZWIERS AGENT OF CORPORATION

Schedule A - Share Structure 1847432 Alberta ULC.txt

SCHEDULE “A”

ARTICLES OF INCORPORATION

OF 1847432 ALBERTA ULC

(the “Corporation”)

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares. The rights, privileges, restrictions and conditions attached to the Common Shares and Preferred Shares are as follows:

1.	Common Shares

The rights of the holders of the Common Shares are equal in all respects and include the following rights:

(a)    to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)    subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Corporation, to receive any dividend declared by the Corporation on the Common Shares; and

(c)    subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution.

2.	Preferred Shares

(a)    The Preferred Shares may be issued from time to time in one or more series with such rights, restrictions, privileges, conditions and designations attached thereto as shall be fixed from time to time before issuance by any resolution or resolutions providing for the issue of the shares of any series which may be passed by the board of directors of the Corporation and confirmed and declared by articles of amendment. Reference to one class or series of shares ranking on a parity with another class or series of shares shall mean ranking on a parity with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary to the extent of their respective rights in that connection.

(b)    The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series, provided, however, that when in the case of any of such shares any cumulative dividends or amounts payable on a return of capital are not paid in full in accordance with their respective terms, the Preferred Shares of all series shall participate rateably in respect of such dividends (including all unpaid accumulated dividends which for such purpose shall be calculated as if the same were accruing up to the date of payment) in accordance with the sums which would be payable on said shares if all such dividends were declared and paid in full in accordance with their respective terms, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full in accordance with their respective terms, and provided further that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the said shares with respect to return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends as aforesaid.

Schedule A - Share Structure 1847432 Alberta ULC.txt

(c)    The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the said Preferred Shares with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, to the extent fixed in the case of each respective series, and may also be given such other preferences over the Common shares of the Corporation and any other shares of the Corporation ranking junior to the said Preferred Shares as may be fixed in the case of each such series.

Schedule B - Restrictions on share transfers 1847432 Alberta ULC.txt

Schedule “B”

Articles of Incorporation

Of 1847432 ALBERTA ULC (the “Corporation”)

a)    The number of shareholders of the Corporation shall be no more than fifty (50);

b)    No invitation shall be made to the public to subscribe for the securities of the Corporation; and

c)    the Corporation is an unlimited liability corporation and the liability of each of the shareholders of the corporation for any liability, act or default of the Corporation is unlimited in extent and joint and several in nature.